Exhibit 99.8

MBM® Guiding Principles

Koch companies strive to discover what people value and to deliver superior customer value with fewer resources. Employees live by a set of values and Guiding Principles. And they are dedicated to adding value in the many communities in which their companies operate, through civic and charitable contributions and employee involvement.

MBM® Guiding Principles

1.	Integrity

Conduct all business affairs lawfully and with integrity.

2.	Compliance

Strive for 10,000% compliance, with 100% of us fully complying 100% of the time. Ensure excellence in environmental, safety, and all other compliance. Stop, think and ask.

3.	Value Creation

Create real long-term value by the economic means. Understand, develop, and apply Market Based Management® to get superior results. Eliminate waste.

4.	Entrepreneurship

Demonstrate the sense of urgency, discipline, accountability, judgment, initiative, economic and critical thinking skills, and risk-taking mentality necessary to generate the greatest contribution to the company.

5.	Customer Focus

Understand and build relationships with customers to profitably anticipate and satisfy their needs.

6.	Knowledge

Seek and use the best knowledge in decisions and proactively share your knowledge while embracing a challenge process.

7.	Change

Embrace change. Envision what could be, challenge the status quo, and drive creative destruction.

8.	Humility

Practice humility and intellectual honesty. Constantly seek to understand and constructively deal with reality to create real value and achieve personal improvement.

9.	Respect

Treat others with dignity, respect, honesty, and sensitivity. Encourage and practice teamwork.

10.	Fulfillment

Create value and produce results in order to realize your full potential and find true enjoyment in your work.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Georgia-Pacific common stock described in this communication has not commenced. At the time the offer is commenced, an indirect, wholly-owned subsidiary of Koch Industries will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Georgia-Pacific will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Georgia-Pacific security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.